Exhibit 99.2

American Eagle Outfitters, Inc.

Third Quarter 2015 Earnings

Conference Call Transcript December 2, 2015

Operator: Greetings, and welcome to the American Eagle Third Quarter 2015 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad. If you would like to enter the Q&A session, you may push star, one on your telephone keypad now. As a reminder, this conference is being recorded.

I will now turn the conference over to Ms. Judy Meehan, Vice President of Investor Relations. Thank you. Ms. Meehan, you may now begin.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Thank you. Good afternoon, everyone. Joining me today for our prepared remarks are Jay Schottenstein, Chief Executive Officer; Chad Kessler, Global Brand President of the AE Brand; Jen Foyle, Global Brand President of Aerie; and Mary Boland, Chief Financial and Administrative Officer. Also joining us for Q&A today are Roger Markfield, Chief Creative Director; and Michael Rempell, Chief Operating Officer.

Before we begin today’s call, I need to remind you that we’ll make certain forward-looking statements. These statements are based upon information that represent the company’s current expectations or beliefs. The results actually realized may differ materially based on risk factors included in our SEC filings.

Our comments today include non-GAAP adjustments. Please refer to the tables attached to the press release. We also have posted a financial supplement with additional financial details on our website.

And now I’ll turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Thank you. Good afternoon. It’s great to be here to report another strong quarter, which well exceeded our original expectations. In the third quarter, we achieved record sales driven by a comparable sales increase of 9%. Earnings per share increased 59%. The period marked our fifth consecutive quarter of year-over-year earnings growth. I believe we are just beginning to hit our stride. Our cash flow was strong. We ended the quarter with $363 million in cash, up $83 million to last year, and we continue to carry no debt. We repurchased 1 million shares for a total of $15 million.

All channels and brands excelled in the quarter. Both American Eagle and Aerie delivered record third quarter sales, more full price selling and increased profitability. As a result of an intensely promotional competitive environment, we raised our game significantly. Achieving these results in this environment is a testament to the quality of our talent, the strength of our systems and operations and the popularity of our brands.

Now looking at the brands. Needless to say, it’s been an exciting time for American Eagle Outfitters. We are delivering the best merchandise and customer experience in our sector today. Chad Kessler and the AE Brand team continues to execute and win over customers with innovation and quality. As I said on the last call, we have a great opportunity to continue to seize market share. I’m more confident of this than ever.

Now we look ahead, we see a bigger future for the AE Brand. In addition to international expansion, our goal is to make AE America’s favorite casual destination. To that end, we will continue to raise the bar on product innovation and newness each season. Our marketing plans in 2016 will ramp up to include a new loyalty program and more customer engagement. Over time, our goal is to gain a greater reputation for quality and value and extend the reach of our brand.

Now moving on to Aerie, which delivered another stellar performance this quarter with sales increasing in the double-digits. Since taking over leadership role, Jen Foyle has made tremendous improvements. Under her lead, the team is making strides in gaining new customers and building growth in core categories. In addition, as Jen will discuss, we’ve been very excited with new offerings, especially a rapidly growing novelty business.

We’re just beginning to see the true potential for Aerie. Based on the strong performance of our new store formats, we’re planning to accelerate store unit growth in 2016. With further success, we expect to ramp up beyond that. Needless to say, we think the future for Aerie is exceptionally bright. I’ll reiterate our goal of doubling the business over the next few years. These investments will put us on the right track to achieve that.

We also continue to expand globally. We have made great progress on licensed store growth with 126 stores operating in 20 countries at quarter-end. Recent additions include Chile and Greece. On the company-owned side, we are especially pleased with our 23 stores in Mexico. We’ve seen a great customer response to our brands and merchandise with results ahead of our expectations. Since 2013, we have quietly built a profitable business in Mexico and expect to reach $100 million of revenue in the next two years.

Our performance overall was supported by strong operations and disciplines throughout the organization. Inventory and expenses were well managed. We are beginning to realize returns on technology upgrades and omni-channel tools. Our new Omni Fulfillment Center is providing greater efficiencies and better customer service. And with this year’s launch of Reserve, Try, and Buy, we have an even greater ability to engage with our customers whenever, wherever, and however they want. Over the past few years we have made tremendous progress in building our technologies and omni-channel capabilities. Now we will work to maximize these tools to strengthen engagement and deliver the best customer experience possible.

Now a word on Tailgate acquisition. We recently had the pleasure of welcoming Todd Snyder and team to the AEO family. Tailgate presents a terrific opportunity to broaden our product line and expand our reach to college campuses. Todd Snyder New York is an exciting premium brand and Todd’s work has been well recognized in the industry. His iconic sensibility in menswear is an extraordinary asset. We all look forward to leveraging his creative vision and design talent while supporting the future expansion of the brands.

Finally, I’m glad I have the board’s confidence and support to continue on as CEO. I know we have even more potential for improvement. I’m very optimistic about future growth and success for AEO. Our fourth quarter and holiday season have gotten off to a good start and we’re working hard to deliver continued momentum and returns to our shareholders.

Thanks. And now I’ll turn the call over to Chad.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks, Jay, and good afternoon. I’m very happy to report another great quarter for the American Eagle brand. Back-to-school and fall are truly defining seasons for us. It was fantastic to see such a positive response to the newness and innovation we offered. We continued to get stronger in all facets of the business, and I’d like to take a moment to congratulate the team for such outstanding results in a tough environment.

Now let me review some details of the third quarter. American Eagle brand comp sales increased 8%, which was comprised of impressive results across most areas. We saw strength by channel and by geography. Similar to what we’ve seen all year, we are running a healthy business with strong AUR increases. Lean inventories, compelling merchandise, combined with disciplined promotions led to a higher penetration of full-priced selling.

The average unit retail increase was driven by a favorable customer response to enhanced product quality and innovation infused in our collections. We are as committed as ever to delivering great value to our customers. We are not taking up tickets on like items. However, our customers are paying for additional quality, elevated fabrics and finishes. For example, since launching Denim X and Flex Jeans, our realized price on denim is up nearly 20%, and we see more opportunity throughout our assortments to build better product while offering our customers outstanding value.

Our store traffic outpaced mall traffic even as we were much less promotional than most mall-based peers. Online and mobile shopping continued to grow at a fast pace with our direct business up well into the double-digits, fueled by traffic and conversion. On the product side, our men’s business comped positively driven primarily by strength in bottoms. Both pants and denim posted nice comp increases. Men’s tops, however, did not perform to our expectations. We’ve taken steps to improve with internal changes and refocusing the team’s priorities. Our goal is to bring a stronger point of view, more newness and innovation to our male customers. As a result of this work, I’m confident we’ll see a pickup throughout the spring season.

In women’s, we have seen exceptional growth. In fact, women’s is performing at levels not seen for many years. In some categories, we experienced record volumes. Growth in denim and pants continued, fueled by further expansion and new introductions in our Denim X line. New fabrics and trends in women’s knit tops, wovens and dresses also contributed to this success. In the third quarter, we managed inventories and product flow extremely well. We entered with lean inventory and chased into demand. We will stay vigilant on inventory and continue to make incremental improvements to product flow and sourcing to allow us to execute on this strategy.

We are incredibly excited and optimistic about what’s ahead of us. The American Eagle brand is highly trusted and well liked. And, as Jay indicated, we believe the brand can be much bigger with a broader appeal than it has today. To that end, I would like to make three key points.

First, building stronger brand awareness internationally is a top priority. We will also aim to elevate our reputation for quality on a global basis as we believe some customers do not fully recognize the actual style and quality we offer. Second, we should continue to capitalize on our product enhancements and innovation. For example, in denim, we have a broad customer base, attracting shoppers outside of our core demographic. We will strive to expand their purchases to other categories while still keeping our edit point on the 20-year-old. And third, we have meaningful opportunity to offer more extended sizes online. This is a significant callout from our customers and something we expect to expand in 2016. Overall, we’re excited by the progress, yet we have much more potential ahead.

Thank you. And now I will turn it over to Jen.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – aerie: Thanks, Chad, and good afternoon, everyone. I’m so happy to be here today to talk about another fantastic performance for Aerie. The third quarter exceeded our expectations with comparable store-sales rising 21%. This marks our sixth consecutive quarter of positive comps and year-over-year earnings growth. But stores and digital were strong. Across all categories, all of our major businesses increased well into double digits, including bras, undies and apparel. Our margins expanded 280 basis points, fueled by lower markdowns and more full-priced selling. Aerie merchandise margins are in line with the AEO brand as we have grown and gained sourcing efficiencies.

Our design team, led by Andrea Jagaric, has done an amazing job bringing freshness to Aerie with new and expanded novelty businesses. This includes bralettes, new accessories, a focus on gifting, and brand-right soft dressing. At the same time, our core bras and undies categories have been working well. Like AE, we have enhanced the quality while still offering our customers great value. The fabrics, embellishments, and exceptional design work are truly surprising our customers. Ongoing product quality and innovation will remain our priority. Additionally, we will expand personal care, accessories, soft dressing, fitness, and swimwear.

We are seeing more and more opportunity to strengthen the emotional connection with today’s young woman. Our customers believe in what we stand for. Aerie Real and untouched models are core to our brand DNA. So far this year, our active customer base has grown by over 10%. In 2016, we will ramp up our advertising campaigns to further engage our customers in unique ways and focus on continuing to build our brand presence.

New store growth is key. As Jay indicated, we are seeing very strong early results from our new store designs. In addition to 20 side-by-side stores in the new format, we now have four freestanding locations. The stores are more modern, easier to shop, and much more relevant to today’s target customer. The financials are compelling with sales productivity trending 60% above our legacy stores with higher four-wall profits. Based on this success, we will be selectively pursuing growth through new freestanding store openings and remodeling existing stores to our new formats. We plan to open approximately 10 standalone formats in 2016 and hope to expand beyond that based on this success.

Currently, we have meaningful store presence in only 11 states. We know that 90% of our customers are acquired through brick and mortar stores. This highlights the exciting potential to launch Aerie into new markets. Our digital business has been exceptionally strong representing about 23% of Aerie’s total sales. We see ongoing growth as we ramp up digital marketing and more productive customer outreach.

Now, before I hand it over to Mary, I’d like to acknowledge and thank my Aerie team for another strong quarter. I’m extremely excited about Aerie’s recent performance. We will stay humble and hungry as we pursue the tremendous growth opportunity ahead of us.

Thanks, and now I will turn it over to Mary.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Thanks, Jen. Good afternoon, everyone. First, I’d like to congratulate the entire team for delivering exceptional results in a truly challenging retail landscape. Our ability to maintain price integrity validates the strength of our product assortments and our brand positioning. Top line growth and higher full-priced selling drove our third quarter results. Inventories were well controlled, and we leveraged new technologies and capabilities in our fulfillment and sourcing functions to deliver stronger profitability.

Now looking at the details of the quarter. Total revenue increased 8% to a record $919 million from $854 million last year. Consolidated comparable sales increased 9%. By brand, AE comps were up 8% and Aerie increased 21%.

We are pleased that consolidated traffic increased year-over-year in the quarter. The average transaction value increased in the low double-digits driven by a high single-digit increase in the AUR and a higher UPT. The strength in our AUR was driven by a combination of more full-priced sales and fewer promotions, as well as a favorable sales mix. Additional sales information can be found on page eight of the presentation.

Total gross profit increased 17% to $368 million. The gross margin rose 310 basis points to a rate of 40%; the first time we have hit 40% since the third quarter of 2012. Approximately 250 basis points of margin improvement was due to lower markdowns as the company continued to reduce promotional activity. Buying, occupancy, and warehousing leveraged 60 basis points, reflecting rent leverage, partially offset by higher incentive costs. As a rate to revenue, SG&A remained flat to last year at 24%. SG&A expense dollars increased 8% to $221 million, primarily due to higher incentive costs related to strong sales and margin performance.

Planned investments in digital marketing also contributed to the increase and had a positive effect on AEO direct sales this quarter. Depreciation and amortization increased to $38 million and leveraged 10 basis points to 4.1% as a rate to revenue. Operating income grew to $109 million from $74 million last year. The operating margin expanded 320 basis points to 11.9%. EPS of $0.35 increased 59% from $0.22 last year.

Now turning to the balance sheet. Starting with inventory, which can be found on page nine of the presentation. We ended the quarter with inventory up 2%. We expect fourth quarter ending inventory at cost to increase in the high single-digits. The increase is primarily due to earlier receipts this year as we lapped the delays caused by the port slow down a year ago. Cash increased to $363 million at quarter end compared to $280 million last year. And during the quarter, we repurchased 1 million shares for a total of $15 million.

Capital expenditures totaled $30 million for the quarter, bringing us to $109 million year-to-date. We continue to expect CapEx to be approximately $150 million for the year. And 2016 capital spending is expected to be in the range of $150 to $175 million. Our store rationalization efforts are still tracking to our expectations with 150 store closures expected by the end of next year. Additionally, we currently have 145 stores on short-term leases.

Now regarding our fourth quarter outlook, based on a mid-single-digit increase in comparable sales, we expect fourth quarter EPS of $0.40 to $0.42. Our expectations include improvements to our merchandise margin, partially offset by higher incentive costs and variable selling expenses. The guidance compares to EPS of $0.36 last year and excludes potential impairment and restructuring charges.

Based on these expectations, our annual EPS of $1.07 to $1.09 represents a 70% to 73% increase from adjusted EPS of $0.63 last year. As I stated last year, our 2015 financial priorities were to reduce markdowns, drive inventory efficiencies, and deliver expense savings and rent leverage. In addition to the great product newness and innovation we brought to the assortment, I am very pleased that we are on track to deliver on all of these financial priorities.

At the same time, while delivering on these priorities, we continued our strategic investments, including building our omni-channel and digital capabilities, global expansion, and incremental digital marketing investments. We are beginning to see the benefits to our business and returns from these investments, which we expect to continue into the future. We will stay focused on our priorities and look forward to delivering further growth in 2016.

Thanks. And now we’ll take your questions.

Judy Meehan – American Eagle Outfitters, Inc. – VP, IR: Hey, Manny, I think we’re ready for the first question.

Operator: Thank you. Ladies and gentlemen, at this time we will be conducting a question-and-answer session. If you would like to ask a question please press star one on your telephone keypad, a confirmation tone will indicate your line is in the question que, you may press star two if you would like to remove you question for the que. For any participant using speaker equipment , it may be necessary to pick up your hand set before pushing the star key. Also, we ask that you limit yourselves to one question, so everyone may have a chance to participate. And our first question is from Janet Kloppenburg of JJK Research. Please go ahead.

Janet J. Kloppenburg – JJK Research Analyst: Hi, everyone, and congratulations on a great quarter.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Thanks, Janet.

Janet J. Kloppenburg – JJK Research Analyst: Gross margin improvement was impressive as were the traffic improvement. I was wondering if you could talk a little bit about the opportunity for gross margin recapture in the fourth quarter, the extent to which we could expect the same level of improvement or perhaps more. And, Mary, if there’s any AUC opportunity there? And just if Chad and Jen could give us a peek as to what happened over Black Friday weekend, that would help a lot. Thank you.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Okay. In terms of gross margin for the fourth quarter, we expect it to increase probably somewhere in the area of about 150 basis points over last year. And how we will achieve that is through continued markdown improvement, but also with some expected improvement in our AUC, so a combination of markdowns and AUC.

And in terms of holiday and Green Weekend comments, why don’t I kick that off? So we were really pleased with our results over Thanksgiving weekend, including Cyber Monday. As widely reported across the malls, traffic was down over Thanksgiving. Our AEO store comps were up slightly through Monday, and based on the external reports about mall traffic, would indicate that we pretty significantly leveraged the mall traffic. Our digital business was exceptionally strong. So the combination of the two producing nicely positive comp on a consolidated basis.

So the retail environment was intensely promotional. The box-top promotions range from 50%, 60% to 70% off in the mall. We planned over the holiday weekend to match last year’s promotion of 40% off to store. Yet, we ran it for one less day than we did last year in stores and two days less than last year online. So in the fourth quarter we’re on track to continue our strategy of lowering this promotional activity and driving higher merchandise margins, and that’s all reflected in our Q4 guidance.

Operator: Thank you. Our next question is from Brian Tunick with the Royal Bank of Canada. Please go ahead.

Kate Fitzsimons – RBC Capital Markets, LLC. Analyst: Yes, hi. This is Kate on for Brian. Thank you for taking our question. I guess just to piggyback on that Black Friday question. Just given the mid-single-digit comp guidance, what does it imply as the quarter progresses just given your positive comments on Black Friday and knowing that you guys are facing some harder comparisons as the quarter progresses?

And then secondly, I guess just on the AUR opportunity as we think about it into 2016, you guys have done a really nice job of pushing innovation and driving the AURs there. I guess, Chad, what are you thinking about as the AUR opportunities next year from a newer merchandise or mix perspective that can help us think that AURs can keep pushing higher from here? Thank you.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: In terms of comps for the balance of the quarter, our guidance is mid-single digit comps and we’ll see how that plays out here as the month progresses. I think on AUR, and then I’ll let Chad join in here after for next year, there is always opportunity to fine-tune AUR and to continue to reduce our markdown slightly and more efficiency in terms of inventory, which should also help markdowns. So still a little bit room for improvement next year.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: And I would say that from a product point of view, it’s really twofold: one, continuing what we’ve been doing, which is continuing to sell closer to ticket with products that our customers’ responding better and better to, offering greater value in what we have and the customer buying at ticket; and the second thing I would say is the continuing focus and drive for innovation as we see that we offer greater innovation that enhances the value of the product and we’re getting paid a little bit more for that. And I think the mix can be part of it as well with the continued expansion of our bottoms business and some of the fashion categories that can help the AUR mix as well.

Operator: Thank you. The next question is from Adrienne Yih of Wolfe Research. Please go ahead.

Adrienne Yih-Tennant – Wolfe Research, LLC. Analyst: Good afternoon, everybody. Let me congratulate you. The stores really look great. So nice job on the products both Chad and Jen.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – aerie: Thank you.

Adrienne Yih-Tennant – Wolfe Research, LLC. Analyst: Okay. To my question now. Mary, can you talk about the inventory at the end of the fourth quarter if you excluded the amount that is early arrivals?

And then, Chad, there has been a lot of question about from an industry perspective whether this denim cycle and the movement toward a wider opening at the bottom, wider leg opening and away from the kind of peg-leg and skinny jeans is actually coming. And if it is coming, how long do these cycles take to kind of get mass adoption?

And should we expect next year for this to continue to kind of evolve? And is it real? I mean, that’s the question I keep getting. Is there a real denim trend that’s actually going to happen here? Thanks so much.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: When you clear out the impact of the timing of receipts related to last year’s port strike where inventory will be up just slightly.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: I think in terms of denim, when you look at our business, we are the bottoms destination, and we offer a very democratic range of fits and, of course, we distort inventory to where we see trend in the business. We have the broadest range and largest size offerings. We’re really looking to satisfy every customer.

I think there’s a lot of conversation about the flare, and we do have flare in the assortment. We’ll continue to test and we’ll react as the customer responds to it. When you have a business the size of ours, it definitely takes a long time, can take years, I think, for a trend to go from the most fashion-forward stores to the most mainstream stores. But with the way we test and continually fine-tune our bottoms assortment, I’m confident that the team will be covered.

Operator: Thank you. The next question is from Tom Filandro of SFG. Please go ahead.

Thomas A. Filandro – Susquehanna Financial Group LLLP Analyst: Thank you. I would like to add my congratulations on the execution and congratulations to you, Jay. So, Chad, a question I had, like you mentioned capitalizing on the broad denim reach, which I think is interesting. Are you guys giving any consideration to a wholesale strategy? And I’m really curious to hear how that denim-only store performed? Could we expect to see maybe a further roll out?

And then, Mary, just on SG&A with this couple of comments here about increasing the awareness of the brand, a new loyalty program next year. Just how should we think about SG&A maybe in terms of what comp you need to leverage SG&A next year? And any thoughts around marketing spend year-over-year? Thank you so much.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: I think denim, and broader than denim is definitely our lifeblood. We’ve talked about wholesale opportunities for denim. At this point we aren’t looking to pursue any. We are – part of the Tailgate acquisition, we’re excited about the opportunity to roll out or to test and see if there’s an opportunity to roll out Tailgate stores, which would include some AE jeans as part of that, which is potentially a few hundred more points of distribution for American Eagle denim through our own vertical channels. So while we’ve talked about wholesale, at this point, it’s not something we are pursuing.

Thomas A. Filandro – Susquehanna Financial Group LLLP Analyst: Okay.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: And then, Tom, in terms of SG&A next year, the plan is to maintain a similar philosophy that we had this year of trying to keep our fixed expenses flat to down with variable expenses moving, obviously, with the top line. And that will fluctuate as the year goes on next year.

I think in terms of marketing specifically, my guess is we’re still in the process of building a plan for next year, but likely to be up slightly next year. I think the digital marketing that we put in place this year, we’re seeing a really nice return on that investment and certainly an area where I think we need to probably pour a little more fuel on that fire. So that’s our current thinking right now.

Operator: Thank you. The next question is from John Morris of BMO Capital Markets. Please go ahead.

John D. Morris – BMO Capital Markets Analyst: Thanks. My congratulations to the whole team as well, and including Jay. So good job you guys.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Thank you.

John D. Morris – BMO Capital Markets Analyst: I think I have a question maybe for Chad and a little bit for Jen as well. The way that I look at it, you guys have done a really good job with the product sub-brands, Soft & Sexy, Denim X, even Aerie, not even a sub-brand, but a real brand on its own right. That’s really creating differentiation and makes the stores more of a product destination. Chad, as you look ahead, I know you can’t get into specifics, but should we expect to see more of this? And I just want to get thoughts really in that direction, because it’s so important to the brand.

And then just a small quick follow-up with just any kind of commentary on sweaters and outerwear. I know there’s more work to be done in men’s, but any kind of commentary you’ve got on your first reads of performance in those classifications? Thanks.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Sure. The sub-brands, I think as we look, we definitely have found that as we’ve named some of the innovation – we’ve given marketing names to some of the innovation, the customer has definitely responding to that. And we find it’s great from a marketing point of view, from a digital engagement point of view, from a store engagement point of view, to be able to speak to the customer about what’s special about that product and have them be able to come in and be seeking out those kind of sub labels.

So as we continue to innovate and bring newness within the assortment, that is something we definitely plan to continue trying to do. We really are putting a lot of effort and work into differentiating and bringing terrific new ideas to the customer. And so getting credit for those with some of these sub labels is definitely something that we feel is working and something we plan to continue going forward.

Judy Meehan – American Eagle Outfitters, Inc. – VP, IR: Sweaters and outerwear

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Sweaters and outerwear. It’s definitely been – we just heard yesterday, it’s the warmest November on record, and that doesn’t make it easier to sell sweaters and outerwear. But we made outerwear a big strategy this year in terms of bringing additional quality and value to the customer in outerwear and we’re seeing a really nice response there. And in terms of sweaters, we’re seeing some really strong selling and big volume out of our key item sweater programs. So I feel good about what sweaters are going to bring to us through the quarter, so.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – aerie: And then Aerie, it’s the same. We’re continuing to launch new product and innovation. But to your point, I think Aerie is starting to earn its right to stand on its own two feet here, and we really want to go after this business. It’s a growth opportunity for the company. Certainly, the Aerie Real campaign has really started to light on fire here, and we will continue to maximize that opportunity because it really does speak to young women in a really new way and a really positive way, and that’s what we’re really going to continue to work on.

Operator: Thank you. The next question is from Simeon Siegel of Nomura. Please go ahead.

Simeon A. Siegel – Nomura Securities International, Inc. Analyst: Thanks. Good afternoon, and congrats, guys. First, sorry, Mary, if I missed it. Did you give any color on what e-comm added to comps in the third quarter? And then at this point, how big is the licensing business? And what do you expect the EBIT contribution could become in time? Thanks.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: We don’t provide the split on comps between store and mainline, so again, for our fourth quarter guidance, we’re projecting mid-single-digit comps, which is a combination of both.

Simeon A. Siegel – Nomura Securities International, Inc. Analyst: And then on the licensing side?

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Yes, we expect to see nice growth to continue on the licensing side of the business. The team has done a great job of driving that business here over the last couple of years. We still have more opportunities in Asia to grow that and then I think we’re just barely starting our journey in Europe and over time, we’ll see some growth there as well. We don’t break out specifically the details behind licensing, so just know that it’s growing and we’re really confident about the future there.

Operator: Thank you. The next question is from Oliver Chen of Cowen and Company. Please go ahead.

Oliver Chen – Cowen and Company, LLC. Analyst: Thanks. Congrats to the whole team. The stores and the products look great. As we look at 2016, you had such a great year this year in 2015. Just from a bigger picture perspective, what do you think the biggest levers are for the comp? And also, kind of the gross margin drivers? Just curious about that. And then also, if you could just talk briefly on what you’re seeing with online and off-line integration in terms of bricks and clicks and what’s next in that chapter as you think about post-millennials and how the customer is behaving? Thank you.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: When I think about 2016, I think about the planful deliberate approach that Jay put in place here in 2014, and we will continue along those lines in 2016. So clearly, driving for profitable topline growth, plenty of opportunity in our direct business, international growth, Chad already talked a little bit, and Jen, about product innovation. Aerie, we’re going to put fuel on that fire because it’s a business that’s growing at a very rapid pace.

We’ll look to continue to drive store productivity. We still have some store closings to do yet, which will help. And then it’s about the rest of the disciplines in the business, about really managing our inventory, continue to focus on our expenses, while at the same time delivering the great product that Chad and Jen talked about and provide a great customer experience. So if you think about just those basic disciplines and that very planful approach that we’ve deployed here, expect to do the same here in 2016, and that certainly should help drive some upside in our gross margin next year.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operating Officer: And, Oliver, this is Michael Rempell. As it relates to your question about how we plan to integrate the channels, I think you’re aware, but earlier this year, we combined our buying and planning teams into one organization, an omni-organization, whereas before, we had separate direct and retail organizations. And this year, we really got to see the culmination, not just of those org changes, but we got to see that combined with the roll-out of new capabilities that we had been working on for quite a while that I really feel delivered a breadth and depth of capabilities that are pretty special. So, the capabilities include our buy online, ship from store; reserve online, pick up in store; order in store and through an iPod or iPad, we’ll ship it to your home; and having a single pool of inventory in the DCs.

They really allowed us to uniquely service customers and leverage the inventory that we have anywhere in the company to make it more efficient. They were huge contributors, like Mary was saying earlier, to our extremely strong e-commerce businesses holiday and what it shows us is how much opportunity was left unfulfilled previously, how much demand we weren’t meeting out there that we’re now able to meet and the numbers are just, they are pretty incredible. If you take this week alone, our stores over the last two days were able to ship to customers 175,000 packages. Okay?

So that demand that previously we weren’t able to meet to those customers. And that’s just not a technology effort, that’s really a transformation of the company in terms of looking at how we operate and how we leverage both our tools and our infrastructure. The other piece that we are going to build on for next year is our mobile capabilities. This year, we – or the end of last year, we launched a new mobile app. We’ve seen great success with that app. It’s in the Apple Store. It’s got a 4.5 star rating. It gets a lot of positive feedback.

And we had talked in a previous call, we’ve been working on a new website designed to work on mobile devices first. That website is going to roll out in Q1 next year. But we piloted it this year and we saw positive results in all operating metrics from that pilot. So, we know mobile is changing the way our customers shop. And we feel we’re going to be right there with them to meet their expectations.

Operator: Thank you. The next question is from Lorraine Hutchinson of Bank of America. Please go ahead.

Lorraine Maikis Hutchinson – Bank of America – Merrill Lynch Research Analyst: Thank you. Good afternoon. I wanted to follow-up on Aerie opening 10 new stores next year. Can you talk a little bit about what you think the total store potential could be and also is Aerie part of the Tailgate store rollout potential as you consider including some Aerie products in those stores?

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – aerie: Regarding the Tailgate, we might do some testing in the Tailgate store for sure. And regarding the store rollout, listen, we’re so pleased with the results that we just saw with the smaller formats and the productivity that we’re seeing in those. We’re going to do what we always do. We’re going to look at any opportunity that’s available to us and assess it. And if it makes sense, we will open up stores. We’re only in 11 states right now. So certainly, we have a lot of opportunity to grow. And like I said, we’ll take every opportunity as it comes. So thank you.

Lorraine Maikis Hutchinson – Bank of America – Merrill Lynch Research Analyst: Thanks.

Operator: Thank you. The next question is from Anna Andreeva of Oppenheimer. Please go ahead.

Janet Lynne Knopf – Oppenheimer & Co., Inc. Analyst: Hi it’s Janet Lynne on for Anna today. Congrats on the strong gross margin beat. We were hoping that you could give us some color on how the business was performing leading up to Black Friday. And then on inventories, they look very clean going into 2016 ex the port. As you lap the inventory declines, will there be additional opportunity to cut back? And then finally, can you just remind us of what comp we need into 2016’s leverage occupancy? Thanks.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: We won’t provide the detail on kind of week-by-week in the month of November, so our comp guidance of mid-single-digits is all in for the quarter. If I think about inventory as we move into 2016, look, there’s always a little bit more room for inventory efficiency but I would expect our inventory to be up slightly as we go through the year. Again, we are up against some pretty significant declines the last couple of years. But it will certainly increase at a rate lower than our revenue expectations. And then the leverage point is about low single-digits.

Operator: Thank you. The next question is from Matthew Boss with JPMorgan. Please go ahead.

Christina Brathwaite – JP Morgan Securities, LLC. Analyst: Hi. It’s Christina Brathwaite on for Matt. Thanks for taking our question. Just looking in the single-digit 4Q comp guidance against the flat compares, how should we be thinking about your ability to comp the comp going forward at both brands as you’re up against significantly more difficult compares in 2016? Is the mid-single digit comp stable over the next couple of years? And then as you look at Aerie and it continues to be a bigger piece of the overall company, how should we be thinking about merchandise margins going forward? Should we be expecting any kind of mix shift there as the penetration increases?

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: I think as we look forward next year, we have so much opportunity here in the company to grow our business across a multitude of channels. And I’m really excited about the work Chad and Jen are doing with our assortment and bringing that newness and innovation. So, it is our expectation we’ll continue to comp next year. We’ll see at what rate, but that is our expectation. And I think there’s enough going on here that gives us the confidence that we can do that. In terms of Aerie, I would say we’ve seen great improvement in the Aerie margin here over the last couple of years, and it’s pretty comparable to the AE brand, so as Aerie continues to grow, I think we’ll see nice margin growth overall for the company.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: And I think just some color on the product side of the comp opportunity, we’ve seen – we talk a lot about our bottoms business, which continues to set records for us, but we’re still getting started in the rest of the business. We’ve seen great growth in women’s over the last few quarters. But even that has been some categories, knit tops, dresses outpacing other categories. I think we have opportunity throughout the fashion categories of women’s. And in men’s, while we’ve seen strong growth consistently in the bottoms area, we haven’t seen that consistency in tops, and so I think we have a lot of opportunity there. And then we’ll continue to look at category expansion as opportunities to drive comp growth.

Operator: Thank you. The next question is from Neely Tamminga of Piper Jaffray. Please go ahead.

Neely J. N. Tamminga – Piper Jaffray & Co. Analyst: Great. Good afternoon. If we could talk a little bit about a peek into next year in the loyalty program, could you just remind us what you’re gaining in terms of re-launching that loyalty program in terms of the customer-facing perspective, as well as on the back end with your analytics and flexibility? And then also, the timing of the launch of that loyalty program? Thank you.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: So our loyalty program, right now, we have about 13 million loyalty customers, which is a great base to work with. We just started our pilot of our new loyalty program, which has a multitude of different assets, and we’ll launch that at the back end of next year. We think our new program will be a bit more relevant to our customers today. It’ll have a very strong digital focus and more emphasis on engagement and ways to earn rewards outside simply making a purchase. Our currently loyalty program has been in place for quite some time, and so we’re really excited about updating the program. So expect something towards the end of next year.

Operator: Thank you. The next question is from Paul Alexander of BB&T Capital Markets. Please go ahead.

Paul Stephen Alexander – BB&T Capital Markets Analyst: Hi. Great. Thank you. Mary, could you talk a little bit about non-comp growth? With the store rationalization, you’re slowly moving into a square footage decline period here. And this quarter, you had a higher comp than total square foot – than total sales growth. So, how should we expect that comp sales spread to look in coming quarters? Thank you.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Yeah, it will pretty much – that spread will pretty much disappear. Our square footage, as we look into next year, we expect it to be down slightly, about a minus one. So, expect that spread to really pretty much go away, to be flat.

Paul Stephen Alexander – BB&T Capital Markets Analyst:

Thank you.

Operator: Thank you. The next question is from Richard Jaffe of Stifel. Please go ahead.

Richard Jaffe – Stifel Nicolaus & Co., Inc. Analyst: Thanks very much, and my congratulations to all. Really a great quarter. Looking forward, a lot of talk about building the brand, getting global recognition. I’m wondering if you could talk about some of the tools you’re going to use to get there. Obviously, TV, print, social media. If you could be a little bit more specific, and let us know if it’s going to be brand specific as well, Aerie versus Eagle? Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: I think, we’re – we definitely think we have a big opportunity to grow brand awareness internationally, as well as to work on the perception of the brand domestically to try to expand. We’re just getting underway in some of that how we’ll deploy this. So at this point, we’re not – we can’t really talk about what will be print versus out of home versus digital, but it will include all of those areas. I think – I do think digital will be a big – is a big opportunity for us globally, but how it breaks down, we aren’t going to go into.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – aerie: And for Aerie, it’s really, again, just continuing the Aerie Real campaign. It’s resonating with this – our customer and socially, it’s really catching on fire, and we just – we love what it stands for. And I think, as we add fuel to that fire and talk socially to this girl through all the different platforms, it naturally will take hold, and again it’s just – it’s part of our DNA, so it’s – we’ll continue to pour fuel on the fire, as I mentioned.

Operator: Thank you. The next question is from Susan Anderson of FBR. Please go ahead.

Susan K. Anderson – FBR Capital Markets & Co. Analyst: Good evening. Congrats on a very good quarter. I was wondering if you could update us on the international business, both in Canada and then outside of Canada, the owned stores. Are you seeing just as strong of trends there as you are in the U.S.? And then maybe give us an update on the margin trajectory for the owned stores? And then finally, if you could update us on your capital return plans, any thoughts to accelerate your share repurchases given the growing cash now? Thank you.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Yeah, our Canadian business continues to be very, very strong. They’re really having a nice year this year and a nice call out to the Canadian team. The – I’ll take the last question. I’m not sure I quite caught your second question. Return on capital, we’ll continue our same approach of a very balanced approach. Obviously our first priority is to invest in the business, we’ll continue to return to the shareholders through a really strong dividend, and then where we have the opportunity to repurchase, we will. Can you repeat your second question?

Susan K. Anderson – FBR Capital Markets & Co. Analyst: Yeah, just on the margin trajectory of the stores out – the owned stores outside of Canada, how should we think about that over time?

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Yes. Look, every country, every region is different, so it’s hard to make a bit of a blanket statement about those stores and our growth plans. I mean, we’re really bullish on our Mexico business, as Jay mentioned earlier. We think that’s on a path to $100 million business here in the very near term. Canada is growing well. Our UK stores are starting to pace here to plan, and then our Asia stores are also performing well. So we’re seeing good work. We will take a very planful approach as we scale this business outside the U.S. because it is all about profitable growth.

Operator: Thank you. The next question is from Pam Quintiliano of SunTrust. Please go ahead.

Pamela Quintiliano – Suntrust Robinson Humphrey, Inc. Analyst: Great. Thanks so much for taking my question, guys, and let me add my congratulations on the quarter to you, Jay. And then I have a quick question for you, Jay. Just given your long tenure in retail, and with Eagle, can you talk to us about just how you’re feeling about the health of the core consumer now? We’ve had some positive macro commentary, obviously offset by the weather and the heightened promotional landscape. Just how do you feel like he and she, how they’re doing? And then also when we think about just your thoughts on juggling competitive environment with your successful reduction in promotions and what you do or how you think about the approach for holiday is reflecting all of that? Thank you.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Well, first of all, we are a brand. And part of our job is to have this emotional attachment by the customer like to our brand. In the last two years we worked very hard to emphasize that as far as the customer attachment. We didn’t want to be in the business of discounts like some of our competition. We worked hard the last couple of years to say, look, we want to make the best product out there. We want to make it a product that customers want to buy. We want to be on trend the right way. We want to be the leader in denim. We made it a goal that we’re going to lead in denim, whether it was through the Denim X program, whether it was through the Flex Denim program.

So you have to keep the customer excited. In the next 12 months to 18 months, our goals are we want to make the shopping experience an exciting experience for the customer. We’re working on different concepts right now. We’re also looking at how our product could keep evolving itself and we have lot of challenges, but the good news is that the company is running well on all cylinders. Sometimes you have a – you could have a company where maybe one part is doing well, the other part is not doing well. In this case, in all the different channels, we’re doing well. So, we have very good things to build on whether it be Aerie, whether it be American Eagle, whether it be the direct business, whether it be the international business, everything is positive.

So the team’s goal is, and this is a team that works there, is to prioritize where we think we’ll get the best return to start with, where we want to put our investment. We know we have a lot of work to do out there. The good news is there’s a lot of work to do out there. If we were doing – if this was our best, I’d say, well, how can we improve ourselves? The good news is we have a lot of initiatives, so as far as what the team’s working on, we’ve got plenty to do the next couple years, and I’m very excited about the company. I think that this is the greatest opportunity that I’ve seen in this company in the last 20 years.

And that’s why I’m excited. We’ve worked hard. The team has worked hard. Chad, Jen, the whole entire team, whether it be Mary, Michael, Roger. Everybody has worked very, very hard on this team. And we see a lot of opportunity in the next 12 months to 18 months that’s where – that’s going to keep us pretty occupied. The good thing is we see the customers responding without giving them big discounts, and part of our goal is to keep building that emotional attachment to the brand.

Judy Meehan – American Eagle Outfitters, Inc. – VP, IR: Manny, we’ll have time for one more question, please.

Operator: Certainly. The next question is from Paul Lejuez with Citigroup. Please go ahead.

Jennifer Davis – Citigroup Global Markets, Inc. Analyst: Hey, guys. It’s actually Jennifer on for Paul. Good afternoon.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Hi, Jennifer.

Jennifer Davis – Citigroup Global Markets, Inc. Analyst: I had a – hey. I had a question on Aerie. Jen, did you say that merch margins were in line with the American Eagle brand?

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – aerie: Yes.

Jennifer Davis – Citigroup Global Markets, Inc. Analyst: And then if you did – okay. So, is there an opportunity for merch margins there to be higher? I thought that for other retailers that are in that kind of intimates category, that’s generally a higher-margin business, so wondering...

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – aerie: Absolutely.

Jennifer Davis – Citigroup Global Markets, Inc. Analyst: Okay. And then how do you – sorry? Go ahead.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – aerie: You can finish. Sorry.

Jennifer Davis – Citigroup Global Markets, Inc. Analyst: Oh. And then just kind of another follow-up on Aerie. Just wondering, I know it’s only 10 stores, and you guys are going to go slowly and test, but are you – where are you planning on opening those stores? Like, you said standalone, but is it going to be near an Eagle store? And will you be pulling Aerie product out of the Eagle store when you do that? Thanks.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – aerie: We will continue to leverage the side-by-side locations where it makes sense because we’ve seen really nice, a great response there. And with the tests of the standalone stores, the initial reads are great. So of course, like I said, it’s an opportunity. We’ve seen great success in Canada for sure. So, we’re looking at opportunities there. And internationally, with the exposure that we have internationally, of course, we will open along with the – right now, internationally, we’re mostly in shop-within-shops inside of AE. But of course, we’re going to open up more than 10 stores.

Like I said, we’re only in 11 states, and you can see digitally, all of our business comes out of those 11 states on the Web as well, so wow, what an opportunity when we look at that. And certainly, we see opportunity in margin growth for sure. Some of our newest businesses that we’ve launched, some of the novelty businesses in bras, we can certainly penetrate higher and as we do that, we’ll see margins come along with that. So, thank you. And I didn’t mean to interrupt you earlier. My apologies.

Jennifer Davis – Citigroup Global Markets, Inc. Analyst: Oh, no. No worries. Thanks a lot.

Judy Meehan – American Eagle Outfitters, Inc. – VP, IR: Thank you. Great. That concludes our call today. So thanks, everybody, for your participation and your continued interest in American Eagle Outfitters. Have a great evening.

Operator: Thank you. Ladies and gentlemen, this does concludes today’s teleconference. You may disconnect your lines at this time, and thank you for your participation.